|	NEWS
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Ford Posts Best February U.S. Retail Sales in 11 Years;
Best-Ever Month for SUV Sales, Lincoln Sales Up 30 percent

•	U.S. sales of 217,192 Ford Motor Company vehicles up 20 percent versus last year

•	Ford brand SUVs post best-ever February sales – Edge increases 91 percent, Explorer jumps 18 percent and Escape gains 14 percent

•	Ford F-Series has best February performance since 2006, with sales up 10 percent; Transit sales up 70 percent – best February van performance since 1979

•	Lincoln total sales jump 30 percent – MKX sales increase 109 percent, providing Lincoln with its best February SUV performance in 15 years

DEARBORN, Mich., March 1, 2016 – Ford Motor Company’s U.S. sales were up 20 percent in February versus a year ago with 217,192 vehicles sold. Retail sales grew 11 percent – the company’s best February since 2005.

Retail sales gains came across the product portfolio. Cars gained 6 percent, trucks increased 5 percent, and SUVs were up 22 percent.

Ford SUV sales last month – the best February in company history – totaled 65,016 vehicles, up 28 percent versus a year ago. Edge jumped 91 percent, Explorer was up 18 percent and Escape gained 14 percent.

F-Series sales were strong, too, with 60,697 vehicles sold – a 10-percent increase – marking Ford’s best February for F-Series in a decade.

“We saw a solid industry last month and a strong month for Ford, as customer demand for our newest vehicles – including new high-end series on Explorer and Edge – helped Ford increase its average transaction prices at almost double the industry average,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Offering more high-end options for truck and SUV customers and having the capability fleet buyers value as they are reinvesting in their fleets are strengthening our business.”

Transit sales increased 70 percent last month, with 11,496 vans sold – adding to Ford’s total van sales of 18,407 giving Ford its best February van performance since 1979.

Lincoln sales of 8,039 vehicles increased 30 percent, with the all-new Lincoln MKX up 109 percent, helping support the brand’s record February sales.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 199,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.